Exhibit 99.1

Corrections Corporation of America (“CCA”) has declared a special dividend payable on May 20, 2013 to stockholders of record as of April 19, 2013. Your election may be limited by certain cash and ownership limitations, as described in the accompanying materials, and you may not receive cash or CCA common stock to the extent these limitations require that a different allocation be made to you. If you do not return an election card by the election deadline referenced below, you will receive your special dividend in shares of CCA common stock. The number of shares of CCA common stock to be distributed pursuant to the special dividend will be determined based on the average closing stock price of CCA common stock on the New York Stock Exchange for the three trading days following May 9, 2013. If you receive CCA common stock, you will receive cash in lieu of any fractional share so that you will receive a whole number of shares.

Subject to the cash and ownership limitations described in the accompanying materials, you may elect to receive the special dividend in the form of cash, shares of CCA common stock or a combination of cash and shares of CCA common stock, as described below:

•	Cash Election. You elect to receive payment of the special dividend all in cash.

•	Share Election. You elect to receive payment of the special dividend all in the form of shares of CCA common stock.*

•	Mixed Election. You elect to receive payment of the special dividend in a combination of cash and shares of CCA common stock.

* DO NOT RETURN THIS CARD IF YOU WISH TO RECEIVE YOUR

DIVIDEND ALL IN THE FORM OF SHARES OF CCA COMMON STOCK

ELECTION CARD FOR CASH ELECTION OR MIXED ELECTION

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 10000300000000000000 3	050913

THIS ELECTION CARD SHOULD BE RETURNED ONLY IF YOU WISH TO RECEIVE PAYMENT OF ALL OR PART OF THE SPECIAL DIVIDEND IN CASH.

To be effective, American Stock Transfer & Trust Company, LLC must receive this election card no later than 5:00 p.m. (Eastern Time) on May 9, 2013. Enclosed is a pre-addressed envelope for your use in returning the election card. You may also fax this election card to (718) 765-8722.

If you check more than one box, fail to check any box, or otherwise fail to timely return a properly completed election form, you will receive the special dividend in CCA common stock (subject to the ownership limitations and the payment of cash in lieu of any fractional shares as described in the accompanying materials).

CORRECTIONS CORPORATION OF AMERICA

YOUR ELECTION IS IRREVOCABLE

		MIXED ELECTION	☐
☐	CASH ELECTION I elect to receive cash.	I elect to receive a combination of cash and CCA common stock (plus cash in lieu of any fractional share). Indicate the percentage of cash you elect to receive:
%
(if you check the box for a Mixed Election, you must indicate the percentage of cash you elect to receive in order for your election to be valid)

                                         YOUR IMMEDIATE ATTENTION IS REQUIRED

Share Owner sign here	Date:	Co-Owner sign here	Date:

¢	Note:	Please sign exactly as your name or names appear on this election card. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.	¢